Exhibit 10.3

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of June 1, 2023, is made by and among (i) Seaport Global Acquisition II Corp., a Delaware corporation (“Acquiror”), (ii) Seaport Global SPAC II, LLC, a Delaware limited liability company (the “Sponsor”), and holder of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and warrants, of Acquiror (the “Acquiror Warrants,” and collectively with the Class A Common Stock, the “Acquiror Shares”) and (iii) American Battery Materials, Inc., a Delaware corporation (the “Company”). Acquiror, the Sponsor and the Company shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 12 hereof, shall have the meanings ascribed to such terms in the Agreement and Plan of Merger (as defined below).

WHEREAS, Acquiror, Lithium Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror, and the Company entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms the “Merger Agreement”);

WHEREAS, as of the date hereof, the Sponsor is the record and/or beneficial owner of the number of Acquiror Shares set forth on the signature page hereto (together with any other capital stock or other equity interests of Acquiror that the Sponsor holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, collectively, the “Subject Acquiror Securities”); and

WHEREAS, the Sponsor acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Merger Agreement without the Sponsor entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:

1.            Agreement to Vote. At the special meeting, or any other meeting of the stockholders of Acquiror (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the stockholders of Acquiror is sought, Sponsor irrevocably and unconditionally agrees that it shall (a) appear at each such meeting or otherwise cause all of its Subject Acquiror Securities to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Acquiror Securities:

a.           in favor of each of the Proposals;

b.           against any merger agreement or merger (other than the Merger Agreement and the transactions contemplated thereby, including the Merger or the other Proposals), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror; and

c.            against any proposal, action or agreement that would (i) prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger or (ii) result in any liquidation, dissolution or other change in Acquiror’s corporate structure or business other than as contemplated by the Merger Agreement.

2.            No Inconsistent Action or Agreement.

a.           The Sponsor hereby agrees that the Sponsor shall not commit or agree to take any action inconsistent with the foregoing, regardless of whether or not the Merger or any other transaction contemplated by the Merger Agreement or any action described above is recommended by the Acquiror board of directors.

b.           The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not (i) enter into any agreement that would restrict, limit or interfere, with the performance of the Sponsor’s obligations hereunder, including any voting agreement or voting trust with respect to any of the Acquiror Shares that is inconsistent with the Sponsor’s obligations hereunder, (ii) grant a proxy or power of attorney with respect to any of the Subject Acquiror Securities that is inconsistent with the Sponsor’s obligations hereunder or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would adversely effect, interfere with, or prohibit or prevent it from satisfying, the Sponsor’s obligations hereunder.

3.             No Redemption. The Sponsor hereby agrees that it shall not redeem, or submit a request to Acquiror’s transfer agent or otherwise exercise any right to redeem, any Subject Acquiror Securities in connection with the consummation of the transactions contemplated by the Merger Agreement.

4.            No Litigation. The Sponsor hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby (including any claim seeking to enjoin or delay the consummation of the Merger), (b) alleging a breach of any fiduciary duty of any Person or alleging that any Person aided or abetted any breach of any fiduciary duty of any Person in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, or (c) otherwise relating to the Merger Agreement, this Agreement or the Merger or other transactions contemplated hereby or thereby.

5.            [Intentionally Omitted].

6.            Sponsor Representations and Warranties. The Sponsor represents and warrants to the Company as follows:

a.           The Sponsor is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

b.           The Sponsor has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Sponsor. This Agreement has been duly and validly executed and delivered by the Sponsor and constitutes the valid, legal and binding agreements of the Sponsor (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Sponsor in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

c.           The Sponsor is the record and/or beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Acquiror Securities and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Acquiror Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Acquiror Securities, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror Organizational Documents, (iii) the Merger Agreement, (iv) that certain Letter Agreement, dated as of November 17, 2021, by and among Acquiror, the Sponsor and the directors and officers of Acquiror, or (v) the Registration Rights Agreement, dated as of November 17, 2021, by and among Acquiror, the Sponsor and the Holders (as defined therein) who may be signatories thereto. The Subject Acquiror Securities are the only capital stock or other equity interests in Acquiror owned of record and/or beneficially by the Sponsor on the date of this Agreement, and none of such Subject Acquiror Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Acquiror Securities other than this Agreement. Other than the Acquiror Warrants held by the Sponsor, the Sponsor does not hold or own any rights, options, warrants to acquire (directly or indirectly) any capital stock or other equity interests of Acquiror or any capital stock or other equity interests, debt or loans convertible into, or which can be exchanged for, capital stock or other equity interests of Acquiror.

d.           The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which the Sponsor is subject or by which any property or asset of the Sponsor is bound, (ii) conflict with or result in a violation of the organizational documents of the Sponsor, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon the Sponsor or, if the Sponsor is an entity, its capital stock or other equity interests or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

e.           No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Sponsor with respect to the Sponsor’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.

f.            As of the date hereof, there are no Actions pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

g.           Except as described in Schedule 5.07 to the Merger Agreement, no broker, finder, investment banker or other similar Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by the Sponsor, for which Acquiror or any of its Affiliates may become liable.

7.             Non-Solicitation. The Sponsor acknowledges that the Sponsor has read Section 8.04 of the Merger Agreement. In addition, the Sponsor agrees that the restrictions imposed on Acquiror pursuant to Section 8.04 of the Merger Agreement shall be binding on the Sponsor mutates mutandis and further agrees not to take or omit to take (and agrees to cause its Affiliates and its and their respective Representatives not to take), directly or indirectly, any action that would violate Section 8.04 of the Merger Agreement if such action were taken or omitted to be taken by Acquiror.

8.            Termination. This Agreement shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with Article 10 thereof, and (c) the written agreement of Acquiror, the Company and the Sponsor. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 8 shall not affect any liability on the part of any party for any breach of any covenant or agreement set forth in this Agreement prior to such termination. This Section 8, together with Sections 9 through 12 of this Agreement, shall survive any termination of this Agreement.

9.            No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties, partners or participants in a joint venture.

10.          Notices to the Sponsor. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the address set forth below the Sponsor’s name on the signature page to this Agreement.

11.          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.          Incorporation by Reference. The Sponsor expressly agrees to be bound by the provisions of Sections 11.01 (Waiver), 11.02 (Notices) (except as to the Sponsor), 11.03 (Assignment), 11.05 (Expenses), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Trial by Jury), 11.13 (Enforcement), 11.14 (Non-Recourse), 11.15 (Nonsurvival of Representations, Warranties and Covenants) and 11.16 (Acknowledgments) of the Merger Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SEAPORT GLOBAL ACQUISITION II CORP.

By:	/s/ Stephen Smith
Name: Stephen Smith
Title: Chief Executive Officer

AMERICAN BATTERY MATERIALS, INC.

By:	/s/ David Graber
	Name:	David Graber
	Title:	Co-Chief Executive Officer

SEAPORT GLOBAL SPAC II, LLC
By: SEAPORT GLOBAL ASSET MANAGEMENT LLC, as managing member of Seaport Global SPAC II, LLC

By:	/s/ Stephen Smith
Name: Stephen Smith
Title: CEO of Managing Member

Record and/or Beneficial Ownership:
Shares of Class A Common Stock: 3,393,750
Acquiror Warrants: 7,531,250

Address for Notice: 360 Madison Avenue, 20th Floor New York, NY 10017 Attention: Stephen C. Smith, Chief Executive Officer E-mail: [personal information redacted]

[Siganture Page to Sponsor Support Agreement]